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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC. AND SUBSIDIARIES

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                                    13 Weeks Ended      39 Weeks Ended

                                    Nov. 2, Oct 28,     Nov. 2, Oct 28,
                                    1996    1995         1996   1995
                                   (In thousands, except per share data)

Loss from continuing operations     $(11,460)$(83,240) $(54,350)$(115,378)
Preferred stock dividends                                              (2)
Net Loss applicable to common stock $(11,460)$(83,240) $(54,350)$(115,380)

SIMPLE AND PRIMARY
Weighted average shares outstanding   22,202   22,087   22,180    22,063
Net effect of dilutive stock options-
   based on the treasury method
       TOTAL                          22,202    22,087  22,180    22,063

Per common share amounts: Simple
  Net Loss applicable to common
       stock                        $  (.52)   $ (3.77) $ (2.45) $ (5.23)

Per common share amounts: Primary
  Net Loss applicable to common
       stock                        $  (.52)   $ (3.77) $ (2.45) $ (5.23)

FULLY DILUTED
  Weighted average shares
       outstanding                    22,202   22,087   22,180    22,063
  Net effect of dilutive stock options-
    based on the treasury method                                      14
       TOTAL                          22,202    22,087  22,180    22,077

Per common share amounts: Fully Diluted
Net Loss applicable to common stock $  (.52)   $ (3.77) $ (2.45) $ (5.23)

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